Exhibit 15.3
4 December 2009
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Siemens Aktiengesellschaft and, under the date of 21 November 2008, we reported on the consolidated financial statements of Siemens Aktiengesellschaft as of and for the years ended 30 September 2008 and 2007 and the effectiveness of internal control over financial reporting as of 30 September 2008. On 28 November 2008, we were dismissed. We have read Siemens Aktiengesellschaft’s statements included under Item 16F of its Form 20-F dated 4 December, 2009, and we agree with such statements, except we are not in a position to agree or disagree with the statement that Ernst & Young was not engaged regarding the application of accounting principles to a specified transaction or the type of opinion that might be rendered on Siemens Aktiengesellschaft’s consolidated financial statements or the effectiveness of internal control over financial reporting.
Very truly yours,
/s/ KPMG AG
Wirtschaftsprüfungsgesellschaft